UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 12, 2006
American Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-31547	88-0451554

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1050 17th Street, Suite 2400, Denver, CO 80265

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (303) 991-0173
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
On July 12, 2006, American Oil & Gas, Inc. (the “Company”) and Joseph B. Feiten entered into an employment agreement for Mr. Feiten to serve as the chief financial officer of the Company for a term of five years, effective as of June 29, 2006. Mr. Feiten will receive an annual salary of $144,000. Mr. Feiten’s salary may be increased, and he may be entitled to receive performance-based bonuses as determined by the Company’s Board of Directors. He will also participate in Company health and other benefit plans.
The employment agreement may be terminated earlier for cause. If terminated due to cause, death, disability, or resignation of Mr. Feiten, payments will cease as of the date of termination. If the Company terminates Mr. Feiten for other reasons, he will receive compensation and benefits for three months after the date of termination.
The Company also granted Mr. Feiten an Option to purchase up to 250,000 shares of the Company’s common stock pursuant to a stock option agreement, entered into on July 31, 2006, effective as of June 29, 2006. 50,000 of the Options are exercisable currently and 40,000 of the Options shall become exercisable on June 29 of each of 2007, 2008, 2009, 2010 and 2011. The exercise price is $4.95 per share, which was the closing price of the Company’s stock on the American Stock Exchange on the date of grant. The Options are exercisable through June 29, 2016, unless earlier terminated due to termination of employment.

Item 9.01.	Exhibits.
(c) Exhibits.

Exhibit
Number	Exhibit Title
10.1	Employment Agreement between the Company and Joseph B. Feiten.

10.2	Stock Option Agreement between the Company and Joseph B. Feiten.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2006	AMERICAN OIL & GAS, INC.
	By:	/s/ Andrew Calerich
Andrew Calerich,
President

EXHIBIT INDEX

Exhibit
Number	Exhibit Title
10.1	Employment Agreement between the Company and Joseph B. Feiten.

10.2	Stock Option Agreement between the Company and Joseph B. Feiten.